CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

IMAGEWARE SYSTEMS, INC.

         ImageWare Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and shall become effective at 9:00 A.M., Eastern Time, on October 13, 2011.

         THIRD: Article 4.a) of the Certificate of Incorporation is hereby amended by deleting such Article in its entirety and replacing it with the following:

            “ a)

The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred and Fifty Four Million (154,000,000) shares, consisting of One Hundred and Fifty Million (150,000,000) shares of Common Stock with a par value of $.01 per share (“Common Stock”) and Four Million (4,000,000) shares of Preferred Stock with a par value of $.01 per share (“Preferred Stock”).”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 12th day of October, 2011.

By: /s/ Wayne Wetherell
Name: Wayne Wetherell
Title: Chief Financial Officer